MEDIZONE CANADA LIMITED
                           55 West 200 North, Suite 2
                               Provo, Utah 84601

                NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

                          MEDIZONE CANADA LIMITED

                         TO BE HELD JULY 20, 1998

TO ALL STOCKHOLDERS:

          NOTICE is hereby given that a special meeting of the stockholders of MEDIZONE CANADA LIMITED, a Utah corporation (the "Company"), has been called to be held on July 20, 1998, at 55 West 200 North, Suite 2, Provo, Utah 84601, at the hour of 5:00 o'clock p. m., Mountain Daylight Time, for the following purposes:

     1. To consider and act upon a resolution of the Board of Directors to change the domicile of the Company to the state of Nevada;

     2. To conduct such other business as may properly come before the meeting.

     The Board of Directors of MEDIZONE CANADA LIMITED has set 5:00 o'clock p.m. on July 10, 1998, as the record date for the purpose of determining the stockholders of the Company who shall be entitled to notice of the meeting. Certain members of management owning in excess of the number of shares necessary to adopt the resolution to be presented at the meeting regarding the change of domicile have agreed to vote in favor of such domicile change, and accordingly, no proxies are be solicited or are necessary.


                                   MEDIZONE CANADA LIMITED

Provo, Utah
July 10, 1998